Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
mark.haden@bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
susan.burns@bunge.com

Paul Cornet to Join Bunge Limited Board of Directors

WHITE PLAINS, NY — July 6, 2015 — Bunge Limited (NYSE: BG) today announced that Paul Cornet de Ways-Ruart has been appointed to its Board of Directors, effective immediately.

Mr. Cornet, age 47, held senior roles at Yahoo! EMEA from 2006-2011, where he led Corporate Development before becoming its Senior Finance Director and Chief of Staff. Previously, Mr. Cornet was Director of Strategy at Orange UK, a mobile network operator and internet service provider, and worked with McKinsey & Company in London and Palo Alto, California. He holds a Master’s Degree in Engineering and Management from the Catholic University of Louvain and an MBA from the University of Chicago. A Belgian citizen, Mr. Cornet is a descendant of one of Bunge’s founding families.

“Paul brings strong financial management skills, a sharp strategic mindset and a long-term perspective on creating shareholder value to the Board of Directors,” said L. Patrick Lupo, Chairman, Bunge Limited. “We look forward to benefitting from his insights and experience.”

Mr. Cornet serves on the Board of Directors of Anheuser-Busch Inbev, Floridienne Group, Adrien Invest SCRL and several privately held companies.

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

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